SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-14593

        Outlook Income/Growth Fund VIII, a California Limited Partnership
                    (Exact name of registrant in its charter)

                      400 South El Camino Real, Suite 1100,
                San Mateo, California 94402-1708: (650) 343-9300
          (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                      Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)



                                      None
                  (Title of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)     [ X ]         Rule 12h-3(b)(1)(ii)          [     ]
   Rule 12g-4(a)(1)(ii)    [     ]       Rule 12h-3(b)(2)(i)           [     ]
   Rule 12g-4(a)(2)(i)     [     ]       Rule 12h-3(b)(2)(ii)          [     ]
   Rule 12g-4(a)(2)(ii)    [     ]       Rule 15d-6                    [     ]
   Rule 12h-3(b)(1)(i)     [     [

Approximate number of holders of record as of the certification or notice date:

                                      None

                                    SIGNATURE




Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, Outlook Income/Growth Fund VIII, a California Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      OUTLOOK INCOME/GROWTH FUND VIII,
                                      A CALIFORNIA LIMITED PARTNERSHIP

                                      By:    Glenborough Corporation,
                                             a California corporation
                                             Its Managing General Partner


Date:  December 31, 1997                     By: /s/ Terri Garnick
                                                  Terri Garnick
                                                  Chief Financial Officer